EXHIBIT 10.1
WELLTOWER INC.
2025-2027 LONG-TERM INCENTIVE PROGRAM
1.PURPOSE. This 2025-2027 Long-Term Incentive Program (the “Program”) is adopted pursuant to the Welltower Inc. 2022 Long-Term Incentive Plan (the “Equity Plan”) and any successor equity plan and is intended to provide an incentive for superior work and to motivate executives and employees of Welltower Inc. (the “Company “) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and employees. The Program is for the benefit of Participants (as defined below).
2.DEFINITIONS. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Equity Plan. In addition, as used herein:
“Adjusted Annualized EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization, excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, and additional other income for the three month period beginning on October 1, 2027 and ending on December 31, 2027, and then expressed on an annualized basis.
“All REIT Index” means the MSCI US REIT Gross Total Return Index (ticker symbol RMSG).
“Annualized TSR Percentage” means (1 + TSR)^(1/3) - 1.
“Award” means a grant to a Participant hereunder. The Company intends that while Awards may be granted under the Program in any form of grant permitted under the Equity Plan not in conflict with the terms of the Program, the two types of Awards that are intended to be granted are (1) Performance Awards and (2) Time-Based Awards in the form of Options and/or restricted stock units with vesting based on the completion of specified periods of continuous service with the Company and its subsidiaries.
“Award Notice” means the restricted stock unit or Option award agreement with a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in this Program, including, without limitation and as may be applicable, the Participant’s Target Award, the Participant’s threshold, target, and high payout multiples and the Time Restriction.
“Cause” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company immediately prior to such termination or the Participant’s employment agreement does not define “Cause,” then “Cause” shall mean: (i) negligence or willful misconduct by the Participant in connection with the performance of his or her material duties as an employee of the Company or any Subsidiary; (ii) a breach by the Participant of any of his or her material duties as an employee of the Company or any Subsidiary, including but not limited to the provisions of Section 4 herein; (iii) conduct by the Participant against the best interests of the Company or any Subsidiary, including but not limited to a material act of embezzlement or misappropriation of corporate assets, or a material act of statutory or common law fraud against the Company, any Subsidiary or the employees of either the Company or any Subsidiary; (iv) conviction of, or plea of nolo contendere to, any crime that is a felony, involves moral turpitude, or was committed in connection with the performance of Participant’s job responsibilities for the Company; (v) indictment of the Participant of a felony or a misdemeanor involving moral turpitude and such indictment has a material adverse effect on the interests or reputation of the Company or any Subsidiary; (vi) the intentional and willful failure by Participant to substantially perform his or her job responsibilities to the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Company; (vii) the failure by Participant to satisfactorily perform his or her job responsibilities to the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental disability); or (viii) a breach by Participant of any of the Company’s policies and procedures, including but not limited to the Company’s Code of Business Conduct & Ethics.
“Change in Corporate Control” shall have the same meaning as set forth in Section 11.1(a) of the Equity Plan and Section 11.1(c) of the Equity Plan. In addition, in order to qualify as a “Change in Corporate Control”, an event must also meet the requirements for a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” with the meaning of Treas. Reg. §1.409A-3(i)(5).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” or “Shares” means the Company’s common stock, par value $1.00 per share, either currently existing or authorized hereafter.
“Common Stock Price” means, as of a particular date, the weighted average of the Fair Market Value of one share of Common Stock over the 10 consecutive trading days ending on, and including such date (or if such date is not a trading day, the most recent trading day immediately preceding such date); provided that, if such date is the date upon which a Change in Corporate Control occurs, the Common Stock Price as of such date shall be equal to the fair value, as determined by the Compensation Committee, of the total consideration paid or payable in the transaction resulting in the Change in Corporate Control for one share of Common Stock.
“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.
“Disability” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company that defines “Disability,” then “Disability” shall have the same meaning as defined in the Equity Plan.
“Dividend Value” means the aggregate amount of dividends and other distributions paid on one Share for which the record date occurred on or after the first day of the Restrictive Determination Period and prior to the final settlement date on which shares of Common Stock are issued to a Participant (excluding dividends and distributions paid in the form of additional Shares). No dividends or other distributions shall be paid or accrued with respect to Shares subject to an Option.
“Earned Award” means, with respect to a Participant’s Performance Award, the actual number of shares of Common Stock that were earned by such Participant pursuant to this Program at the end of the Performance Period based on the achievement of the performance goals set forth in Section 5.
“Equity Plan” means the Welltower Inc. 2022 Long-Term Incentive Plan, as amended from time to time.
“Fair Market Value” means, as of any given date, the fair market value of a security which shall be the closing sale price reported for such security on the principal national securities exchange on which the security is publicly traded or, if not applicable, any other national securities exchange on which the security is traded or admitted to trading on such date on which a sale was reported. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“Good Reason” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “good reason” is defined therein, then “Good Reason” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company immediately prior to such termination and/or the Participant’s employment agreement does not define “Good Reason”: (i) a substantial adverse change, not consented to by the Participant, in the nature or scope of the Participant’s responsibilities, authorities, powers, functions, or duties; or (ii) a breach by the Company of any of its material obligations under the Program. Unless otherwise provided in an employment agreement to which the Participant is a party immediately prior to such termination, to constitute a termination on account of “Good Reason,” the Participant must: (1) provide written notice to the Company within 90 days of the initial existence of the event constituting “Good Reason;” (2) may not terminate his or her employment unless the Company fails to substantially remedy the event constituting “Good Reason” within 30 days after such notice has been given; and (3) the Participant must terminate employment with the Company no later than 30 days after the end of the 30-day period in which the Company fails to substantially remedy the event constituting “Good Reason.”

“Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, outpatient medical treatment facilities, medical office buildings, hospitals not excluded below, or any similar types of facilities or enterprises, but in any event excluding acute care hospitals or integrated health care delivery systems that include acute care hospitals.
“Health Care REIT Index” means the FTSE NAREIT Health Care REIT Index on the Grant Date (or a successor index including a comparable universe of publicly traded U.S. real estate investment trusts), in each case adjusted and reweighted to exclude the Company from the index. Any health care REIT organization that is not in existence for the entire Performance Period shall be omitted from this index.
“Index Return” means, with respect to the Performance Period, the return of either the Health Care REIT Index, or the All REIT Index, as applicable, over the Performance Period expressed as a percentage. For the avoidance of doubt, the intent of the Compensation Committee is that Index Return over the Performance Period be calculated in a manner designed to produce a fair comparison between the Company’s TSR and the Index Return for the purpose of determining Relative Performance. In the case of the Health Care REIT Index, the Index Return shall be computed as the sum of each component company’s weighted TSR with each component company’s weight as the average of its relative market capitalization at the beginning of the Performance Period.
“Net Debt + Preferred” means the sum of (a) the Company’s long-term debt, less cash and cash equivalents, and (b) the total amount of the Company’s preferred stock as of the end of the Performance Period (or other applicable designated period).
“Options” means the rights to purchase shares of Common Stock granted pursuant to Article IV of the Equity Plan, including both ISOs and Nonstatutory Options.
“Participant” means an executive or employee of the Company or any Subsidiary selected by the Compensation Committee to participate in the Program.
“Performance Award” means an award, expressed as a number of restricted stock units reflecting achievement of the Target Award. Such number of restricted stock units shall be equal to the sum arrived at by (1) applying the weighting of each applicable performance goal set forth on Exhibit A to the aggregate target value of the award (expressed in dollars) established by the Compensation Committee at the time of grant, (2) dividing the weighted target value for each performance goal by the Common Stock Price on the Grant Date (as described in further detail in Exhibit A), and (3) rounding to the nearest whole share of Common Stock, that vests upon the achievement of performance goals at the end of a Performance Period.
“Performance Period” means the period commencing on January 1, 2025 and concluding on the earlier of (i) December 31, 2027, or (ii) a Change in Corporate Control.
“Program” means this Welltower Inc. 2025-2027 Long-Term Incentive Program, as amended from time to time.
“Qualified Termination” means termination of a Participant’s employment for Good Reason, by reason of the Participant’s death, Disability, by the Company without Cause, Retirement and in the case of a Participant who is party to a fixed-term employment agreement with the Company, a non-renewal by the Company of the term of such agreement.
“Relative Performance” means the Company’s TSR relative to the applicable Index Return, as expressed as an Annualized TSR Percentage.
“Restricted Period” means a period of one year for a Participant holding the title of Senior Vice President or above at the time of termination of employment and a period of six (6) months for a Participant holding the title of Vice President at the time of termination of employment. For any Participant holding a title below the level of Vice President (including but not limited to Assistant Vice President, Director or Manager), there shall be no post-employment Restricted Period.

“Restrictive Determination Period” means (a) the Performance Period in the case of a Performance Award and (b) the period of time during which the applicable Time Restriction has not yet fully lapsed in the case of a Time-Based Award.
“Retirement” means the voluntary termination of employment by a Participant after attaining age 55 and completing ten consecutive full years of service; provided, however, that the sum of the Participant’s age and consecutive full years of service to the Company shall be equal to 70 or more; and provided further that the Participant (a) delivers to the Company, so that the Company receives or is deemed to have received in accordance with Section 12(i) at least six months prior to the date of his or her retirement, written notice specifying such retirement date, (b) remains in the continuous service of the Company from the date the written notice is received until his or her retirement date, and (c) enters into a retirement agreement with the Company in such form as shall be determined by the Company from time to time that includes both (i) a customary release of claims covering the Company and its affiliates, and (ii) an affirmation of continued compliance with the non-competition, non-solicitation, non-disparagement and nondisclosure covenants in favor of the Company and related persons as set forth in Section 4.
“Target Award” means a Participant’s Performance Award, expressed as a number of restricted stock units assuming performance at the “Target” level as set forth in Exhibit A of this Program, for the Performance Period, as set forth in the Participant’s Award Notice.
“Time-Based Award” means an award, expressed as a number of Options and/or restricted stock units, that vests upon the lapse of the Time Restriction.
“Time Restriction” means the period of time set forth in the Award Notice during which a Time-Based Award (or portion thereof) is unvested and forfeitable based on the completion of periods of continued employment with the Company or as otherwise expressly set forth in this Program.
“Total Shareholder Return” or “TSR” means for the common stock of the applicable company, the total shareholder return (share price appreciation/depreciation during the applicable Performance Period plus the value attributable to reinvested dividends paid on the shares during the applicable Performance Period). The TSR shall be expressed as a percentage. The calculation of TSR will be based on the average closing price of the shares for the twenty consecutive trading days immediately preceding the first day of the Performance Period and the average closing price of the shares for the twenty consecutive trading days ending on, and including, the last day of the applicable Performance Period. The TSR will be calculated assuming that cash dividends (including extraordinary cash dividends) paid on the shares are reinvested in additional shares on the ex-dividend date and that any securities distributed to shareholders in a spinoff transaction are sold and the proceeds reinvested in additional shares on the ex-dividend date.
“Vested Award” means a Time-Based Award (or portion thereof) that is fully vested and nonforfeitable due to the lapse of the applicable Time Restriction.
3.ADMINISTRATION
(a)The Program shall be administered by the Compensation Committee in accordance with the Equity Plan. The Compensation Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Program and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Program (including the number of shares of Common Stock issuable to any Participant), provided such determinations are not made in bad faith and are not contradictory to the written terms of the Program. The Compensation Committee may delegate to one or more officers or employees of the Company some or all of its authority to administer the Program as described in this Section 3, and in the event of such delegation, references to the Compensation Committee in this Section 3 shall apply in the same manner to such delegate or delegates to the extent of such delegated authority. In particular, but without limitation and subject to the foregoing, the Compensation Committee shall have the authority:
(i)to select Participants under the Program in its sole discretion;
(ii)with respect to Performance Awards, to determine the Target Award and any formula or criteria for the determination of the Target Award for each Participant and such individual’s Performance Award and to determine the Earned Award;

(iii)with respect to Time-Based Awards, to determine the applicable Time Restriction;
(iv)to determine the terms and conditions, consistent with the terms of this Program, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;
(v)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Program as it shall from time to time deem advisable; and
(vi)to interpret the terms and provisions of the Program and any Award granted under the Program (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Program.
(b)Subject to the terms hereof, all decisions made by the Compensation Committee (or any officer or employee of the Company to whom it has delegated some or all of its authority to administer the Program) not made in bad faith pursuant to the Program shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Compensation Committee, and no officer or employee of the Company acting on behalf of the Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made not in bad faith with respect to this Program, and all members of the Compensation Committee and each and every officer or employee of the Company acting on their behalf shall, to the fullest extent not prohibited by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
4.CONDITIONS OF PARTICIPATION
As a condition of entitlement to participate in the Program, whether or not the Participant receives any payment or other benefit under the Program, each Participant shall comply with the following restrictive covenants.
(a)Protection of Confidential Information. Participant, both during employment with the Company and thereafter, shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below) except as may be required for Participant to perform in good faith his or her job responsibilities to the Company while employed by the Company. Upon Participant’s termination of employment, Participant shall return to the Company all Confidential Information and shall not retain any Confidential Information in Participant’s possession that is in written or other tangible form and shall not furnish any such Confidential Information to any third party, except as provided herein. Notwithstanding the foregoing, this Section 4(a) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Participant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Section 4 or any other duty owed to the Company by Participant, (iii) is lawfully disclosed to Participant by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Participant to disclose or make accessible any information or is voluntarily disclosed by Participant to law enforcement or other governmental authorities. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As used in this Program, Confidential Information means, without limitation, any nonpublic confidential or proprietary information disclosed to Participant or known by Participant as a consequence of or through Participant’s relationship with the Company, in any form, including electronic media. Confidential Information also includes, but is not limited to, the Company’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Participant may have relating to Confidential Information under any other agreement, promise or duty to the Company.
(b)Non-Competition. In the course of the performance of Participant’s job responsibilities for the Company, Participant has obtained and will continue to obtain extensive and valuable knowledge and information concerning the Company’s business (including confidential information relating to the Company and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Accordingly, during employment with the Company and for the applicable Restricted Period following Participant’s termination of employment, Participant will not engage in any business activities on behalf of any enterprise which competes with the Company or any of its affiliates in the business of (i) ownership or operation of Health Care Facilities; (ii) investment in or lending to Health Care Facilities (including to an owner or developer of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any consulting, advisory, research or planning or development services to Health Care Facilities.
Participant will be deemed to be engaged in such competitive business activities if Participant participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. If Participant provides services to an enterprise that has some activities that compete with the Company or any of its affiliates in any area described above and other activities that do not compete with the Company or any of its affiliates in any of the areas described above, then so long as Participant provides services exclusively to the portion of such enterprise that does not compete with the Company and its affiliates, Participant will not be deemed to be engaged in a competitive business activity as described in this Section 4(b).
(c)Non-Solicitation. During employment with the Company and for one year following the end of Participant’s employment with the Company, Participant, to the fullest extent not prohibited by applicable law, directly or indirectly, individually or on behalf of any other person or entity, including Participant, will not encourage, induce, attempt to induce, recruit, attempt to recruit, solicit or attempt to solicit or participate in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed or providing full-time services as a consultant at that time by the Company or any subsidiary or affiliate of the Company.
(d)Non-Disparagement. At all times during and following Participant’s employment with the Company, Participant will not make, or direct anyone else to make on Participant’s behalf, any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company. Participant will not make any direct or indirect written or oral statements to the press, television, radio, on social media or to, on or through other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.
(e)Remedies. For the avoidance of doubt, any breach of any of the provisions in this Section 4 shall constitute a material breach by Participant. Among the remedies that the Company may pursue in the event that such breach occurs prior to the occurrence of a Change in Corporate Control, an Award (including an Earned Award and Vested Award) granted under this Program and shares of Common Stock issued under this Program to a Participant shall be subject to forfeiture in the event that a Participant breaches any provision of Section 4 herein. Notwithstanding any other provision of this Program, by becoming entitled to receive any payments or other benefits under this Program, Participant is deemed to have agreed that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach by Participant of any of Sections 4(a) through 4(d), inclusive. In the event of any such breach or threatened breach, and without relinquishing any other rights or remedies that the Company may have, including but not limited to the forfeiture or repayment by Participant of any payments or benefits otherwise payable or paid to Participant under this Program, the Company may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Participant from violating this Section 4 and requiring Participant to comply with its provisions. The Company may present this Section 4 to any third party with which Participant may have accepted employment, or otherwise entered into a business relationship, that the Company contends violates this Section 4, if the Company has reason to believe Participant has or may have breached a provision of this Section 4.
5.DETERMINATION OF AWARDS
(a)Each Participant’s Award Notice shall specify, as applicable, such Participant’s Target Award (expressed as a number of restricted stock units) and threshold, target, and high payout multiples or Time Restriction.

(b)With regard to a Performance Award, the percentage of a Participant’s Target Award that may be earned for the Performance Period shall be determined as follows: 40 percent of the Target Award shall be earned based on the Company’s Relative Performance to the Health Care REIT Index; 40 percent of the Target Award shall be earned based on the Company’s Relative Performance to the All REIT Index; and 20 percent of the Target Award shall be earned based on the Company’s (Net Debt + Preferred) / Adjusted Annualized EBITDA ratio; all as further set forth on Exhibit A.
(c)Depending on the score for each of the performance goals of a Performance Award as determined pursuant to Exhibit A, the Earned Award for the Performance Period shall be determined based on the Participant’s individual threshold, target and high payout multiples described in the Participant’s Award Notice. For performance between two different tiers, the percentage payable shall be calculated using linear interpolation between tiers. The level of achievement for each listed performance goal shall be determined independently.
(d)With regard to a Time-Based Award, the Time Restriction included in the Award Notice shall generally not be less than three years from the Date of Grant; provided, that such an Award Notice may permit pro rata vesting over such time.
(e)Except as otherwise provided herein, the Earned Award and Vested Award shall be paid in shares of Common Stock upon satisfaction of the vesting requirements as set forth in Section 8.
6.CHANGE IN CORPORATE CONTROL. In the event that prior to December 31, 2027, a Change in Corporate Control occurs, then the following provisions shall apply:
(a)In the case of a Performance Award, each such outstanding Award will be deemed earned as of the date of such Change in Corporate Control in accordance with the computation described in Section 5(b) as if the Performance Period ended on the day prior to the consummation of the Change in Corporate Control, except that corporate metrics not tied to TSR shall be calculated based on the results through the most recent completed fiscal quarter, but each Award shall further be multiplied by a fraction, the numerator of which shall be the number of full and partial months from the beginning of the Performance Period through the Change in Corporate Control and the denominator of which shall be 36. Notwithstanding Sections 4 and 8(b), any shares of Common Stock issued to satisfy such outstanding Earned Awards shall be fully vested and nonforfeitable.
(b)In the case of a Time-Based Award, the Time Restriction applicable to such Time-Based Award shall lapse in its entirety and such award shall become a Vested Award if either (i) the successor company (or a subsidiary thereof) does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (ii) the Participant is terminated without Cause upon or within 12 months following the Change in Corporate Control.
7.TERMINATION OF PARTICIPANT’S EMPLOYMENT.
(a)If a Participant’s employment with the Company terminates, the provisions of this Section 7 shall govern the treatment of the Participant’s Award exclusively, regardless of the provisions of any employment, change in control or other agreement or arrangement to which the Participant is a party, or any termination or severance policies of the Company then in effect, which shall be superseded by this Program.
(b)In the event of termination of a Participant’s employment by reason of a Qualified Termination prior to the end of the applicable Restrictive Determination Period, then the following provisions shall apply:
(i)In the case of a Performance Award, the Compensation Committee shall determine the Participant’s Earned Award in accordance with the computation described in Section 5(b) as if the Performance Period ended on the calendar quarter end immediately preceding the date of the Participant’s Qualified Termination; provided, however, that the Earned Award of such terminated Participant for the Performance Period shall be multiplied by a fraction, the numerator of which shall be the number of complete months during which the Participant was an employee of the Company during the Performance Period and the denominator of which shall be the total number of months in the Performance Period. The prorated Earned Award shall be paid out in shares of Common Stock that are fully vested.

(ii)In the case of a Time-Based Award, the Participant shall retain the portion of the Time-Based Award that is a Vested Award with any Time-Based Award in the form of Options that has not yet been exercised remaining outstanding and exercisable for the period of time set forth in the Award Notice. Unless otherwise determined by the Compensation Committee, the unvested portion of the Time-Based Award shall, without payment of any consideration by the Company, automatically and without notice terminate, be forfeited and be and become null and void and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested portion of the Time-Based Award.
(c)In the event of termination of a Participant’s employment by reason of a Qualified Termination after the end of the applicable Restrictive Determination Period, then the following provisions shall apply:
(i)Any portion of the Participant’s Earned Award or Time-Based Award in the form of restricted stock units that has not yet been settled shall become fully vested and shall be paid out in shares of Common Stock; and
(ii)Any portion of the Participant’s Time-Based Award in the form of Options that has not yet been exercised shall remain outstanding and exercisable for the period of time set forth in the Award Notice.
(d)As a condition of receiving any payments or benefits under this Program on account of Participant’s Qualified Termination, the Company may, in its sole discretion, require Participant to deliver an irrevocable, effective release of claims in the form determined by the Company and/or an affirmation of continued compliance with the non-competition, non-solicitation, non-disparagement and non-disclosure covenants in favor of the Company and related persons as set forth in Section 4.
(e)In the event of a termination of a Participant’s employment for any reason other than a Qualified Termination prior to the end of the applicable Restrictive Determination Period, except as otherwise set forth in the Participant’s Award Notice or as otherwise determined by the Compensation Committee, the Award held by the Participant during the Performance Period or portion of the Award for which the Time Restriction has not lapsed shall, without payment of any consideration by the Company, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award. In the event of a termination of a Participant’s employment for any reason other than a Qualified Termination after the end of the applicable Restrictive Determination Period, any portion of the Earned Award or Time-Based Award in the form of restricted stock units that has not yet been settled in shares of Common Stock shall be forfeited and the vested portion of any Options that has not yet been exercised shall remain outstanding and exercisable for the period of time set forth in the Award Notice.
8.PAYMENT OF AWARDS.
(a)As soon as practicable following the end of the applicable Restrictive Determination Period:
(i)The portion of a Time-Based Award in the form of restricted stock units for which the Time Restriction has lapsed shall be settled in shares of Common Stock; and
(ii)In the case of a Performance Award, the Compensation Committee shall determine the amount of each Participant’s Earned Award, if any, with respect to the Performance Period.
The date on which such settlement of the Awards occurs shall be referred to herein as the “Issuance Date”. In no event shall the Issuance Date with respect to the end of the Restrictive Determination Period for an Award be later than 74 days after the end of the applicable Restrictive Determination Period or on such later date as provided by the Compensation Committee (or in the case of a Performance Award, as set forth under Section 8(b) below); provided that (i) in the case of the Performance Period (in the case of a Performance Award) or Time Restriction (in the case of a Time-Based Award) that ends upon a Change in Corporate Control, the Issuance Date shall be no later than immediately prior to the consummation of the Change in Corporate Control, and (ii) in the case of a determination required by Section 7(b), the Issuance Date shall generally be no later than 74 days after the date of the Participant’s Qualified Termination or on such later date as provided by the Compensation Committee.
The portion of a Time-Based Award in the form of Options for which the Time Restriction has lapsed shall be paid in shares of Common Stock following the exercise of such Time-Based Award in accordance with the terms set forth in the Award Notice.
(b)Except as otherwise provided in Sections 6 and 7, on the vesting date described below, the Company shall issue to each Participant (or such Participant’s estate or beneficiary, if applicable) with regard to a Performance Award a number of shares of Common Stock equal to the vested portion of the Earned Award. Subject to a Participant’s continued employment with the Company or a subsidiary and continued compliance with the restrictive covenants set forth in Section 4 through such date, in the case of a Performance Award, the Shares subject to a Participant’s Earned Award shall become fully vested on December 31, 2028. In addition, on the vesting date (or on the Issuance Date with regard to an Earned Award settled in accordance with Section 6 or 7), the Company shall pay in cash to each Participant (or such Participant’s estate or beneficiary, if applicable) an amount equal to the unpaid Dividend Value multiplied by the number of Shares issued pursuant to Section 6, Section 7 or this Section 8(b) on such date.
(c)Except as otherwise provided in Sections 6 and 7, the Company shall issue to each Participant (or such Participant’s estate or beneficiary, if applicable) with regard to a Time-Based Award a number of shares of Common Stock equal to the vested portion of the Time-Based Award in the form of restricted stock units on the Issuance Date or, for the vested portion of the Time-Based Award in the form of Options that is exercised in accordance with the Award Notice, the exercise date. In addition, on the Issuance Date of each Time-Based Award in the form of restricted stock units, the Company shall pay in cash to each Participant (or such Participant’s estate or beneficiary, if applicable) an amount equal to the unpaid Dividend Value multiplied by the number of Shares issued pursuant to Section 6, Section 7 or this Section 8(c) on such date. No dividends or other distributions shall be paid or accrued with respect to Shares subject to an Option.
(d)Notwithstanding any other provision of the Program to the contrary, the Company shall pay in cash to each Participant holding a Time-Based Award in the form of restricted stock units granted under the Program an amount equal to the dividends and other distributions paid on a Share (multiplied by the number of restricted stock units held by such Participant) for which the record date occurred on or after the date that such restricted stock units were granted and prior to the final settlement date on which shares of Common Stock are issued to a Participant (excluding dividends and distributions paid in the form of additional Shares).
9.ADJUSTMENTS. Without duplication with the provisions of Sections 3 and 12 of the Equity Plan, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of Shares, sale of all or substantially all of the assets or Shares of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, or other similar change in the capital structure of the Company, or any distribution to holders of Shares other than ordinary cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Compensation Committee necessitates action by way of adjusting the terms of the Program, then and in that event, the Compensation Committee shall take such action as shall be necessary to maintain the Participants’ rights hereunder so that they are substantially the same rights existing under this Program prior to such event.
10.RESTRICTIONS AND CONDITIONS; NON-TRANSFERABILITY OF AWARDS. Subject to the provisions of the Equity Plan and this Program, except as may otherwise be permitted by the Compensation Committee, a Participant shall not be permitted voluntarily or involuntarily to sell, assign, transfer, or otherwise encumber or dispose of any Award granted hereunder; provided that the foregoing restriction shall not apply to Shares actually issued to a Participant.
11.WITHHOLDING OF TAX. Unless otherwise agreed to between the Company and a Participant, the Company will cause the required minimum tax withholding obligation (or such other rate that will not cause an adverse accounting consequence or cost) to be satisfied by withholding a number of Shares to be issued to a Participant with an aggregate Fair Market Value that would satisfy the withholding amount due. The Company’s obligation to deliver stock certificates (or evidence of book entry) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by such Participant or through the Company’s exercise of its authority. The Compensation Committee expressly provides that the required minimum tax withholding obligation (or such other rate that will not cause an adverse accounting consequence or cost) of an Award granted to a Participant who is an officer within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended, shall be satisfied by withholding a number of whole Shares to be issued to the Participant with an aggregate Fair Market Value that fully satisfies the withholding amount due.
12.MISCELLANEOUS.
(a)Amendment and Termination. The Company reserves the right to amend or terminate the Program at any time in its discretion without the consent of any Participant, but no such amendment shall adversely affect the rights of the Participants with regard to outstanding Awards in any material respect.
(b)No Contract for Continuing Services. This Program shall not be construed as creating any contract for continued services between the Company or any of its Subsidiaries and any Participant, and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its Subsidiaries or to receive any future awards or benefits under the Equity Plan.
(c)Governing Law. The Program and each Award Notice awarded under the Program shall be construed in accordance with and governed the laws of the State of Ohio, without regard to principles of conflict of laws of such state; provided, however, that matters of corporate law, including the issuance of shares of Common Stock, shall be governed by the General Corporation Law of the State of Delaware.
(d)Arbitration. Subject to Section 4(e) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Program, will be resolved exclusively in final and binding arbitration held under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in accordance with JAMS then current Employment Arbitration Rules and Procedures, or successor rules then in effect. The arbitration will be held in New York, New York, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Participant and the Company will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Program, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Participant and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim(s) in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law. If the Company is the prevailing party, the arbitrator may award some or all of the costs for the arbitrator’s fees and/or other administrative fees to the fullest extent not prohibited by law. The existence and subject matter of all arbitration proceedings, including, any settlements or awards thereunder, shall remain confidential.
(e)Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.
(f)Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of this Program, the text shall control.
(g)Effect on Other Plans. Nothing in this Program shall be construed to limit the rights of Participants under the Company’s or its Subsidiaries’ benefit plans, programs or policies.

(h)Clawback Policy. All Awards granted under this Program shall be subject to forfeiture (as determined by the Compensation Committee) in accordance with the terms of the Company’s clawback or recoupment policy (as in effect from time to time). Furthermore, prior to the occurrence of a Change in Corporate Control, an Award (including an Earned Award and Vested Award) granted under this Program and shares of Common Stock issued under this Program to a Participant shall be subject to forfeiture in the event that a Participant breaches any provision of Section 4 herein.
(i)Notices. Any notice provided for under this Program shall be in writing and may be delivered in person or sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
If to the Company: Welltower Inc., 4500 Dorr Street, Toledo, OH 43615 Attention: Legal Department
If to a Participant, at the address on file with the Company’s Human Resources Department.
The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given. Any Participant may change the address at which notice shall be given by notifying the Company in the manner set forth in this Section 12(i). The Company may change the address at which notice shall be given by notifying each Participant in the manner set forth in this Section 12(i).
(j)Section 409A.
(1)This Program is intended to either be exempt from or comply with Section 409A of the Code (“Code Section 409A”) and will be interpreted in a manner consistent with such intent. Any provision that would cause this Program or any payment hereunder to fail to satisfy Code Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Program, references to a “retirement,” “termination,” “termination of employment” or like terms shall mean such a “separation from service”.
(2)Any payment scheduled to be made under this Program that may be considered made under a “nonqualified deferred compensation plan” subject to Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A), that are otherwise due on or within the six-month period following termination of employment will accrue during such six-month period and will instead become payable in a lump sum payment on the first business day period following such six-month period. Furthermore, notwithstanding any contrary provision herein, if any other payments of money or other benefits due to a Participant under this Agreement could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.
(3)Notwithstanding any contrary provision herein, a Participant’s right to any payment (including each installment payment) under this Program shall be treated as a “separate payment” within the meaning of Code Section 409A.
END OF PROGRAM DOCUMENT

Exhibit A

2025-2027 LTI — Forward Looking	Weighting	Threshold [4]	Target	High[5]
Payout for Relative TSR Performance Measures		18%	100%	400%
Relative Performance to Health Care REIT Index[1]	40%	-600 bps	+100 bps	+ 600 bps
Relative Performance to All REIT Index [2]	40%	-600 bps	+100 bps	+ 600 bps
Payout for Financial Performance Measure		50%	100%	200%
(Net Debt + Preferred) / Adjusted Annualized EBITDA[3]	20%	5.50 x	5.00 x	4.50 x
1.    Exceeding index performance by 100 points is achievement at the “Target” level. Exceeding index performance by 600 basis points results in payout at the “High” level, which is the maximum payout level. Trailing index performance by 600 basis points results in a payout at the “Threshold” level.
2.    Same as #1 above.
3.    The “Target” payout level is set at the (Net Debt + Preferred)/Adjusted Annualized EBITDA ratio of 5.00 x. “Threshold” will be met at a ratio at 5.50 x. The “High” payout level will be met at a ratio at or below 4.50 x or the achievement of an A- or A3 rating from either S&P or Moody’s as of December 31, 2027. For purposes of measuring achievement for the Performance Period, Net Debt + Preferred shall be calculated as of December 31, 2027 and the (Net Debt + Preferred) / Adjusted Annualized EBITDA ratio shall be based upon Adjusted Annualized EBITDA for the period beginning on October 1, 2027 and ending on December 31, 2027. Appropriate adjustments shall be made for mergers, acquisitions and divestitures.
4.    “Threshold” payout is 18% of the “Target” level for all Participants for the relative TSR performance measures and 50% of the “Target” level for the (Net Debt + Preferred) / Adjusted Annualized EBITDA performance measure.
5.    “High” payout is 400% of the “Target” level for all Participants for the relative TSR performance measures and 200% of the “Target” level for the (Net Debt + Preferred) / Adjusted Annualized EBITDA performance measure.
The Program also has a stock price cap of $225. In addition, after vesting, all participants have a 1-year holding period requirement.
In the event the Company’s performance shall fall between two levels in the above chart, linear interpolation shall be used to determine the percentage of the Target Award earned. Achievement of a performance goal expressed as a percentage shall be rounded to the nearest tenth of a whole percentage point.